Exhibit 99.1

                    AMERICAN PHYSICIANS SERVICE GROUP, INC.
                         ANNOUNCES THIRD QUARTER RESULTS

     AUSTIN, TEXAS, November 4, 2004 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced results, which include a writedown of investment securities held, for the quarter and nine months ended September 30, 2004. For the three months ended September 30, 2004, revenues were $7,593,000 compared to $9,049,000 in the year-ago period. The net loss was $834,000 or $.32 per share, compared to earnings of $729,000 or $.31 per share, in the comparable year-ago period. For the nine months ended September 30, 2004, revenues were $22,178,000 compared to $22,609,000 in the year-ago period. Net earnings were $549,000 or $.19 per share, compared to $1,965,000 or $.86 per share in the year-ago period. The 2004 results include the writedown of a long-term investment security, which represented substantially all of the decline in net income.

     Ken Shifrin, APS Chairman of the Board stated, "As we previously reported in a Form 8K dated October 15, 2004, we recorded the decline in value of our shares in Financial Industries Corporation ("FIC") as "other than temporary", taking a writedown, net of taxes, of approximately $1,567,000. While this investment-related non-cash charge adversely affected our financial results, it should be noted that our core businesses continued to perform well. Inflation and economic outlook uncertainties have kept our rate-sensitive financial services segment from matching 2003's record performance, but our insurance services segment has helped narrow the difference with its performance. Total operating income through nine months in 2004 trailed 2003 by only 5% and net income, exclusive of the impairment charge, showed a small increase over last year."

     Mr. Shifrin continued, "We are, of course, disappointed that our investment in FIC has taken a downturn. We viewed the investment as a long-term turnaround opportunity and believe that, while the time horizon may have been extended, a long-term opportunity remains. We enter the fourth quarter, traditionally our best, with high expectations for our core businesses and a solid balance sheet that gives us the ability to steadily follow our objective of increasing long-term shareholder value."

     APS is a management and financial services firm with subsidiaries that provide medical malpractice insurance services for doctors and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas and Houston.

     This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company's future results, please see the Company's recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company's investor relations department.

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                             SELECTED FINANCIAL DATA
                      (In thousands, except per share data)

                                               Three Months Ended                         Nine Months Ended
                                                  September 30                              September 30
                                            ---------------------------               ------------------------
                                             2004                 2003                 2004              2003
                                             ----                 ----                 ----              ----

Revenues                                    $7,593               $9,049              $22,178           $22,609
Expenses                                     6,556                7,815               19,527            19,777
Gain on sale of assets                          --                   --                   56                 8
                                            ------              -------               ------            ------
Operating income                             1,037                1,234                2,707             2,840
Gain (loss) on sale of
  investments                               (2,374)                  --               (2,130)               89
Gain on forgiveness of debt                     --                   --                   76                --
                                            ------               ------               ------            ------

Income (loss) from operations
 before interest, income taxes,
 minority interest and equity in
gain of unconsolidated affiliates           (1,337)               1,234                 653              2,929

Interest and other income                      118                   21                 289                167
Income tax expense (benefit)                  (386)                 414                 392              1,207
Minority interest                                1                   77                   1                184
Equity in gain of unconsolidated
  affiliates                                    --                   25                  --                260
                                            -------             --------            --------            -------

Net income (loss)                           $ (834)              $  729              $  549            $ 1,965
                                            ========             ======             ========            =======

    Diluted earnings (loss) per share:

    Income (loss) from operations           $ (.32)              $ 0.31              $ 0.19              $ .86

       Net income                           $ (.32)              $ 0.31              $ 0.19              $ .86
                                            =======              ======              ======              ======

Weighted average shares
  outstanding (diluted)                      2,589                2,357               2,823              2,284

For further information, visit  APS's  Website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)
Mr. W. H. Hayes, Sr. VicePresident - Finance
American Physicians Service Group, Inc.
1301 Capital of Texas Highway, C-300
Austin, Texas  78746
(512) 328-0888